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                    May 14, 2021

       John McKowen
       Chief Executive Officer
       VetaNova Inc.
       335 A Josephine St.
       Denver, CO 80206

                                                        Re: VetaNova Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed February 1,
2021
                                                            File No. 000-51068

       Dear Mr. McKowen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation